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                                                                       EXHIBIT 5


                  [SHERMAN & HOWARD LETTERHEAD APPEARS HERE]



                               January 23, 1995



Tele-Communications, Inc.
5619 DTC Parkway
Englewood, Colorado  80111

          Re: Validity of Class A Common Stock and Convertible Preferred Stock, Series D

Ladies and Gentlemen:

          We have acted as special counsel to Tele-Communications, Inc., a Delaware corporation (the "Company"), in connection with an Agreement and Plan of Merger dated as of August 8, 1994 among the Company, TCI Communications, Inc. and TeleCable Corporation (the "Merger Agreement"), in the form filed as Appendix I to the Proxy Statement/Prospectus included as part of its Registration Statement on Form S-4 (Registration No. 33-56135) and its Registration Statement on Form S-4 filed on the date hereof relating to an aggregate of (i) up to 44,000,000 shares of the Company's Class A Common Stock, $.01 par value per share ("Common Stock"), and $300,000,000 in principal amount of Convertible Preferred Stock, Series D (the "Preferred Stock"), issuable pursuant to such Registration Statement, and (ii) up to 10,000,000 shares of Common Stock issuable upon conversion of the Preferred Stock.

          We have examined the Company's Restated Certificate of Incorporation, as amended, and Bylaws, and minutes of the proceedings of the Board of Directors of the Company authorizing the issuance of the Common Stock and the Preferred Stock, including the Common Stock issuable upon conversion of the Preferred Stock, and the execution, delivery and performance of the Merger Agreement.

          Based upon the foregoing examination, we advise you that in our opinion:

          (1) The shares of Common Stock and Preferred Stock being offered pursuant to the Registration Statement have been duly authorized and when issued as contemplated in the Merger Agreement, will be validly issued, fully paid and nonassessable; and

          (2) The shares of Common Stock issuable upon conversion of the Preferred Stock have been duly authorized and reserved for issuance upon such conversion, and, if and when issued
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Tele-Communications, Inc.
January 23, 1995
Page 2


upon such conversion in accordance with the terms of the Preferred Stock, will be validly issued, fully paid and nonassessable.

          We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules of the Securities and Exchange Commission thereunder.

                                 Yours truly,

                                 SHERMAN & HOWARD L.L.C.